Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”), made and entered into this June 1, 2014, by and between United Charitable (UC) a Virginia nonprofit nonstock corporation, located at 8201 Greensboro Dr. Suite 702 Tysons, VA 22102 (hereinafter referred to as ("UC ") and DIGITAL DONATIONS, INC., a New York corporation, located at 68 South Service Road – Suite 100, Melville, New York 11747 (hereinafter referred to as "DIGITAL") (such entities are hereinafter collectively called the “Parties” and individually called a “Party”).

WHEREAS, DIGITAL is a for-profit corporation in the business of processing electronic payments and providing hardware and custom software technology that integrates with new and existing point-of-sale technology for the purposes of fundraising on multiple platforms; and

WHEREAS, UC is exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code (“IRC”) and classified as a public charity under IRC section 509(a)(1) and 170(b)(1)(A)(vi); and

WHEREAS, UC desires to engage DIGITAL to provide the Services (defined below) on a non-exclusive basis (as defined below), in strict compliance with the terms and conditions set forth herein; and

WHEREAS, UC owns certain service marks registered by the United States Patent and Trademark Office (collectively, the “Marks”), as such Marks are more specifically identified on the list incorporated herein by this reference and noted below as Schedule A; and

WHEREAS, UC desires to give DIGITAL a limited, terminable, non-transferrable license to use the Marks on the DIGITAL’ point of sale equipment and other collateral materials, solely in order to provide the Services as part of the DD Promotion (defined below) in strict accordance with the terms and conditions hereof.

WITNESSETH:

For and in consideration of the mutual covenants herein contained, the sufficiency and receipt of which are hereby acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

1.   SCOPE OF SERVICES. DIGITAL provides electronic payment processing systems and services to merchants, charities and organizations that process credit cards, debit cards, e-checks, loyalty and gift card solutions for payment of goods and services, including facilitation of charitable solicitations (collectively, and as further defined in Schedule A, the “Services”) at point of sale terminals that may or may not be used to operate Digital Donations Software (collectively, “Terminals”). In addition, DIGITAL has developed and provides custom software that can be utilized with payment processing systems to solicit and collect funds for non-profits (“Digital Donations Software”). During the Term of this Agreement, DIGITAL will provide the Services to UC in the Territory (defined below); in conjunction with the provision of the Services to UC, DIGITAL will work with selected merchants (“Merchants”) and use the Digital Donations Software to automate the solicitation, collection and delivery of charitable contributions to UC at approved Merchant locations (these activities, collectively, the “DD Promotion”). DIGITAL hereby represents, warrants and covenants to UC that the Services, the Digital Donations Software and all POS Terminals used in the DD Promotion are and shall be in compliance with any and all applicable data security standards for payment card data imposed by the Payment Card Industry Security Standards Council. The Services provided by DIGITAL pursuant to this Agreement shall also include an arrangement by DIGITAL with the appropriate payment processor to send any and all charitable contributions generated pursuant to this Agreement to UC. DIGITAL will seek the consent of Potential UC DD Grantees (defined below) to the use of such entities’ names as part of the DD Promotion; DIGITAL agrees that, as part of the Services, it will provide administrative support to UC for UC’s review and obtaining of consent from each such Potential UC DD Grantee.

2.   GRANT OF AUTHORIZATION TO PROVIDE SERVICES; LICENSE. As part of the DD Promotion, DIGITAL wishes to display one or more of the Marks, as determined by UC, on Terminals at designated Merchant locations on a non-exclusive basis, as well as on collateral DD Promotion materials. UC hereby authorizes DIGITAL during the Term as part of the DD Promotion to display the Marks and UC’s name on Terminals in the Merchant stores and on other collateral Merchant materials in strict accordance with this Agreement and grants to DIGITAL a limited, {860188.DOC; 3} non-exclusive, non-transferable license to use the Marks only in connection with the DD Promotion and subject to the terms of this Agreement. UC will provide a list of merchant categories that are to be restricted, and DIGITAL agrees to not include in the DD Promotion any Merchants described by those categories. DIGITAL’s rights under the license granted hereunder shall be limited to the use of the Marks in connection with charitable donations collected during Merchant transactions as part of the DD Promotion and for no other use.

3.   LIMITATIONS. No other right or license is granted by UC to DIGITAL or by DIGITAL to UC, either express or implied, with respect to any other trademark, trade names, service mark, or other intellectual property right owned, possessed, or licensed by or to UC. DIGITAL shall not use the Marks in any manner not specifically authorized by this Agreement. Whenever DIGITAL uses any of the Marks, in advertising or in connection with the services it provides, the marks must be displayed in accordance with specifications and directions furnished by UC to DIGITAL from time to time. DIGITAL shall use upon or in connection with the Services the symbol TM or, where a United States Federal Trademark Registration has been obtained, the symbol ®. DIGITAL shall not otherwise affix or use such in connection with nor use any other trademark or trade name in connection with the Services without UC’s prior written approval. DIGITAL must also clearly indicate UC’s ownership of the marks whenever one of the Marks is used. DIGITAL agrees to use such copyright notice as may be prescribed by legal counsel for UC from time to time.

4.   INFORMATION DISPLAYED AND DISTRIBUTED. UC and DIGITAL shall determine what information shall be displayed on the POS Terminals and customer/donor receipts as part of each DD Promotion Merchant transaction (“POS Information”) and shall further determine what information about the DD Promotion, UC and any other charity whose charitable purposes may be supported by contributions to UC through the DD Promotion (any such charity, a “Potential UC DD Grantee”) shall be provided to all Merchants to enable accurate responses to potential customer/donor questions (“Donor FAQ”). DIGITAL shall ensure that the POS Information approved by UC is used in all such DD Promotion and that the Donor FAQ approved by UC is available to all Merchants electronically participating in the DD Promotion. The initial versions of the POS Information and Donor FAQ are included as Schedules B and C hereto. No modifications to the POS Information or Donor FAQ other than those requested by UC may be made without the prior written consent of UC; DIGITAL agrees to enforce this restriction on all Merchants. DIGITAL shall not use or permit others to use any of the Marks or any other name, trademark or logo of UC on any POS Terminal or collateral Merchant materials without the prior written approval of an authorized officer of UC.

The Parties anticipate that the DD Promotion solicitations will include references to Potential UC DD Grantees chosen selected by Merchants and approved by UC. DIGITAL agrees that it will not use, and it will ensure that no Merchant uses, the name of any Potential UC DD Grantee in any DD Promotion solicitation or collateral materials without the prior written consent of UC, and that DIGITAL will promptly discontinue (or ensure that the applicable Merchant(s) discontinue) the use of the name of any such Potential UC DD Grantee at UC’s reasonable request. DIGITAL agrees to cooperate fully with UC with respect to providing notice to and obtaining consent from any Potential UC DD Grantee for the use of such grantee’s name in any DD Promotion materials.

5.   TERM. The term of this Agreement shall commence on June 1, 2014 (the “Effective Date”), and will terminate one year from that date (“Term”) unless sooner terminated in accordance herewith. The Parties may agree to extend the Term of this Agreement upon mutual written consent.

6.   TERRITORY. The “Territory” of this agreement is defined as the United States (including its constituent states and the District of Columbia, but not including territories or possessions).

7.   FEES; COSTS. As consideration for facilitating charitable solicitations through deployment of Digital Donations Software and for providing transaction processing, reporting, and customer service, and collecting and delivering donations to UC, DIGITAL shall be entitled to services fees equal to the percentage set forth on Schedule A, which may be revised only by the written consent of both Parties. DIGITAL shall be responsible for any third party expenses or fees incurred in connection with provision of the Services.

8.   TERMS OF PAYMENT TO UC. On behalf of UC, DIGITAL will collect all contributions made to UC on any POS Terminal or other device at the end of each billing period (monthly) by ACH debit. DIGITAL will provide to UC access to online analytic information regarding the DD Promotion. Reports will include the DD Grantee, date, location and amount net of fees payable to DIGITAL under Section 9 below.

9.   TERMS OF PAYMENT TO DIGITAL. All fees due from UC to DIGITAL will be debited by ACH debit within 5 days of the receipt of funds for which UC has received contributions from merchants. DIGITAL shall provide to UC a ‘Gross Sales Report,’ which shall include the fees referenced in Schedule A, and any other fees due, on a periodic basis not greater than monthly. The Gross Sales Report shall be submitted to UC through its Executive Director.

10.   RECORDS, AUDITS AND INSPECTIONS. Both Parties must maintain full, accurate, and complete books of account and records reflecting all activities and transactions subject to or covered by this Agreement. These books and records must be in at least sufficient detail to permit the written statements required by this Agreement to be completed and the fees payable under this Agreement to be computed. These books and records must be maintained at the principal places of business of the Parties and must be open to inspection, audit, and copying by the other Party or its designated representatives during usual business hours, so long as reasonable advance notice is given.

11.   LICENSORSHIP AND PROTECTION OF TRADEMARKS. DIGITAL acknowledges UC’s exclusive right, title, and interest in the Marks and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title, and interest. Specifically, but without limitation, DIGITAL will put in place necessary and reasonable measures to prevent third party infringement of the Marks and will at no time adopt or use any word or mark that is likely to be similar to or confusing with the Marks. In connection with its use of the Marks, DIGITAL will not in any manner represent that it has ownership of the Marks or any registration thereof, and DIGITAL acknowledges that use of the Marks will not create in DIGITAL’s favor any right, title, or interest in or to the Marks, but all uses of the Marks by DIGITAL including any goodwill generated by such use, will inure to the benefit of UC. UC will be responsible for trademark registration and must use commercially reasonable efforts to file, prosecute, and maintain all trademark and related registrations and registration applications for the Marks. As described in Section 4 above, DIGITAL agrees to discontinue the use of any Potential UC DD Grantee name in the DD Promotion at the request of UC or such Potential UC DD Grantee.

12.   INDEMNIFICATION. UC agrees to protect, indemnify, defend and hold harmless DIGITAL and all of its affiliates, directors, officers, agents and employees from all claims incurred by DIGITAL resulting from or in connection with any misrepresentation or breach of warranties made by UC in this Agreement. Except as expressly stated herein, UC shall not be liable to DIGITAL for any civil penalties or other monetary penalties imposed by any state or federal agency based on DIGITAL’s failure to comply with any applicable state and/or federal laws, including any laws regulating charitable appeals. Conversely, and except as expressly stated herein, DIGITAL shall not be liable to UC for any civil penalties or other monetary penalties imposed by any state or federal agency based on UC’s failure to comply with any applicable state and/or federal laws, including any laws regulating charitable appeals.

DIGITAL shall apprise UC as soon as practicable of any infringement of the Marks or UC’s confidential information, which comes to the attention of DIGITAL. In addition, DIGITAL shall notify UC of all confusingly similar uses of any of the Marks by third parties. Any and all damages recovered in any action or proceeding commenced by UC shall belong solely and exclusively to UC.

DIGITAL agrees to protect, indemnify, defend and hold harmless UC and its directors, officers, agents and employees from all claims, actions, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, settlements, penalties, costs and expenses, including reasonable attorneys fees, incurred by UC resulting from or in connection with UC’s receipt or use of the Services in accordance herewith, any act, omission or misrepresentation by DIGITAL constituting negligence, any breach by DIGITAL of its obligations or warranties under this Agreement; any unauthorized use of any materials, content, public statements, releases, reports, or information by DIGITAL under this Agreement; any infringement of trademark, patent, copyright, trade name, service marks or similar rights of UC or any other third party; any libel, slander, defamation or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party by DIGITAL, any agreements or alleged agreements made or entered into by DIGITAL to effectuate the terms of this Agreement; and any claim or action by any third party for bodily injury, illness, or death alleged to have been caused, in whole or in part, by any DIGITAL merchandise, product or service. DIGITAL further agrees to protect, indemnify, defend and hold harmless UC and its directors, officers, agents and employees from all claims incurred by UC resulting from any failure of DIGITAL to comply with any applicable laws. Should any state or federal agency bring any enforcement action whatsoever, including, but not limited to civil penalties, against UC based on DIGITAL’s failure to comply with any applicable state and/or federal laws, DIGITAL agrees to indemnify UC for any and all costs associated with defending any such claim, including, but not limited to attorney’s fees, and for any resulting penalty and for any amount agreed upon between the UC and the regulatory agency in resolution of the matter. DIGITAL is aware that this Agreement is intended to raise funds for UC, a IRS 501(c)(3) corporation, and may be revenue generating or revenue neutral. Therefore, there are no funds appropriated by UC to pay damages. If a court of competent jurisdiction determines that the UC is legally liable to DIGITAL by reason of the UC's breach of this Agreement, DIGITAL agrees that damages for any such breach not related to fees for services already rendered and earned shall be limited to two hundred and fifty dollars ($250.00) or to actual damages, whichever is less.

The indemnification obligations of each Party shall survive the expiration or earlier termination of this Agreement.

13.   COMPLIANCE WITH LAWS. Each Party agrees it will comply with all applicable Federal, state, and local laws and regulations. Both Parties agree to comply with all applicable state laws regulating charitable appeals, including but not limited to, registering with the respective state agencies regulating charitable solicitations where required. The state laws governing charitable solicitations require certain contract disclosures. This statutory required language is set forth is Schedule D, which is made a part of this Agreement and incorporated herein by this reference. When using any of the Marks, DIGITAL must comply with all laws relating to trademarks in force, including marking requirements. At the request of UC, and without compensation to DIGITAL, DIGITAL shall promptly do such acts and execute, acknowledge, and deliver all such papers as may be necessary or desirable, in the sole discretion of UC, to obtain, maintain, protect, and/or vest in UC the entire right, title, and interest in and to any Marks in the Territory; including rendering such assistance as UC may request in any litigation, Patent and Trademark Office proceeding, or other proceeding. All use of the Marks by DIGITAL on any service or marketing materials shall inure to the benefit and be the property of UC.

14.   NO ENDORSEMENT. DIGITAL agrees that it will not use the Marks or any other UC material in any way that would imply endorsement or advertisement of any DIGITAL product or service or which could harm or otherwise diminish the good name and the good will of UC.

15.   TERMINATION. In the event of termination, DIGITAL shall immediately cease to display the UC licensed materials and/or any stored data relating to UC contributions on any point-of-sale Terminals and shall immediately discontinue references in any manner to its relationship with UC. Also in such event, DIGITAL shall use its best efforts to promptly retrieve, recall and destroy all such material from DIGITAL’s facilities, its affiliates’ facilities and the facilities of any participating merchant. Unless there is termination for cause as per Section 18, UC acknowledges that termination by either Party does not void any existing contractual obligations that are in place with merchants.

16.   RETURN OF TRADEMARKS. Immediately following the termination or expiration of this Agreement, all rights granted to either Party hereunder shall automatically revert to the Parties and each Party shall execute any and all documents evidencing such automatic reversion and the Parties must cease and desist from all use of the Marks in any way and deliver to each other all material and papers on which the Marks appear that are in either Parties possession.

17.   TERMINATION FOR CAUSE. In addition to the right of termination provided to UC under New York law, either Party shall have the right to immediately terminate this Agreement if this Agreement is no longer lawful or if the other Party commits any of the following events of default:

(i)          an intentional act of fraud, gross negligence or any other material violation of law;

(ii)         intentional damage or misrepresentation of the non-breaching Party’s brand or reputation;

(iii)        intentional disclosure of the non-breaching Party’s Confidential Information;

(iv)        a material breach of Sections 7, 8, 9, or 14 that is not cured within 30 days of written notice to the breaching Party from the nonbreaching Party.

18.   FORCE MAJEURE. Neither Party shall be deemed to be in default of any provision of this Agreement, or for failures in performance, resulting from acts or events beyond its reasonable control (an “Event”) for the duration of the promotion. Such Events shall include, but are not limited to acts of God, civil or military authority, terrorists, civil disturbance, war, strikes, fires, other catastrophes, labor disputes, parts shortages, or other events beyond the Parties’ reasonable control.

19.   WARRANTIES AND REPRESENTATIONS.

UC warrants and represents that:

UC is the sole owner of the Marks, free and clear of liens or encumbrances, and has a good right to license the rights in the Marks to DIGITAL in accordance with the terms of this Agreement. UC has not previously granted any rights inconsistent with the rights granted under this Agreement to any person other than DIGITAL and will not enter into any agreement granting or purporting to grant such rights during the Term of this Agreement.

DIGITAL warrants and represents that:

DIGITAL is under no disability, restriction or prohibition, whether contractual or otherwise with respect to its right to enter into this Agreement and its ability to provide the Services detailed herein and to perform each and every term and provision hereof.

20.   APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof. The state and federal courts located in New York, New York shall have exclusive jurisdiction of the Parties for the purposes of adjudicating all disputes that may arise under this Agreement.

21.   NOTICES. All notices required to be given under this Agreement shall be given in writing and delivered either by hand, by certified mail, return receipt requested, postage pre-paid, by Federal Express, or other recognized overnight delivery service, all delivery charges pre-paid, and addressed to the Parties at the respective addresses set forth below or at such other address as the intended recipient may specify in a notice pursuant to this Section:

IF TO DIGITAL:	Digital Donations, Inc.
68 South Service Road - Suite 100
Melville, NY 11747

IF TO UC:	United Charitable
8201 Greensboro Dr. Ste 702
Tysons, VA 22102

23.   ASSIGNMENT. This Agreement may not be assigned or sub-licensed by either Party without first obtaining written consent from the other Party. Said consent shall be given or withheld in the sole discretion of the requested Party.

24.   ENTIRE AGREEMENT. This Agreement represents the entire agreement by and between the Parties, and all prior understandings or writings are deemed merged herein. This Agreement shall not be altered, amended or modified except by a writing signed by each of the Parties.

25.   FURTHER INSTRUMENTS. The Parties to this Agreement shall at any and all times, upon request by the other Party, or its legal representative, make, execute, and deliver any and all such other and further instruments as may be necessary or desirable for the purpose of giving full force and effect to the provisions of this Agreement, without charge therefor.

26.   WAIVER. No waiver of any provision of this Agreement may be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

27.   BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective Party's successors or assigns.

28.   INDEPENDENT CONTRACTORS. During the Term of this Agreement, DIGITAL is an independent contractor of UC. Nothing herein contained shall be construed to place the Parties in the relationship of partners, joint venturers, or agents, and neither Party shall have power to obligate or bind the other Party in any manner whatsoever.

29.   INJUNCTIVE RELIEF. A breach by either Party of any of the promises or agreements contained herein will result in irreparable and continuing damage to the other Party for which there will be no adequate remedy at law, and such other Party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

30.   CONFIDENTIAL INFORMATION. As used herein, “Confidential Information” means any and all technical and non-technical information of each of the Parties, and includes, without limitation, each Party’s respective information concerning the Services, other services, financial information and marketing plans. Confidential Information also includes proprietary or confidential information of any third Party that may be disclosed to either Party in the course of the other Party’s business. Any information disclosed by one Party (“Discloser”) to the other (“Recipient”) will be considered Confidential Information when it would reasonably be regarded as confidential in the course of business on account of the nature of the information or the circumstances of its disclosure or is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure. Recipient agrees not to disclose any Confidential Information of Discloser to any person or entity. Recipient agrees not to use any Confidential Information of Discloser except to carry out the terms of this Agreement and for any other purpose Discloser may hereafter authorize in writing. Recipient agrees to treat all Confidential Information of Discloser with the same degree of care as each Party accords to its own Confidential Information, but in no case less than reasonable care. Recipient agrees to disclose Confidential Information of Discloser only to those of its employees or contractors having a need to know such information, and certifies that its employees or contractors have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the other Party, to be bound by terms and conditions substantially similar to those terms and conditions applicable hereunder. Recipient shall immediately give notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information. Each Party shall assist the other Party in remedying any such unauthorized use or disclosure of Confidential Information. The obligations of each of the Parties with respect to any portion of the Confidential Information of the other Party shall not apply to such portion that: (i) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; or (ii) was rightfully in Recipient’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; or (ii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (iv) subsequent to disclosure, is rightfully obtained by Recipient from a third Party that is lawfully in possession of such information without restriction or under any obligation to maintain the confidentiality of such information. A disclosure by either Party of Confidential Information of the other Party (v) in response to a valid order by a court or other governmental body, (vi) otherwise required by law or (vii) necessary to establish the rights of either Party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes. Upon written request by the Discloser, all items of Confidential Information including all copies of tangible and electronic media to the extent that such tangible media incorporate any of Discloser’s Confidential Information, shall be returned to the Discloser, or destroyed, with the Recipient certifying the destruction thereof.

31.   COOPERATION; MEDIATION. In event of a dispute arising under this Agreement, each Party shall make reasonable, good-faith effort to resolve such dispute informally, including but not limited to participation in non-binding mediation.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

DIGITAL DONATIONS, INC.		UNITED CHARITABLE, INC.

By:	/s/ Keith Orlean	By:	/s/ Jan Ridgely

Name:	Keith Orlean	Name:	Jan Ridgely

Title:	President	Title:	CEO

Date:	11/1/16	Date:	11/1/2016

Schedule A

Marks: The “Marks” means the following trademarks used in any form or format, style or design, as applied to the Services as well as any goodwill and rights, at common law or otherwise, pertinent thereto, and refers to trademarks, service marks, and trade names:

UC logo

Products and services provided by DIGITAL:

Commercial fundraising, including collection of donations and transmittal to UC Coordination with Merchants as needed to carry out the Services Installation and implementation of Digital Donations Software on Merchant Terminals Reporting to UC as described in this Agreement Transaction processing

Licensing fee charged to UC: None.

Credit Card processing fees charged to UC: None.

Services fee charged to UC: In each payment period, 25% of total donations made to UC through Terminals under this Agreement. No other fees will be charged to UC or retained by or at the direction of DIGITAL without the prior written consent of UC.

Additional Costs i.e. events / one off fundraisers:

The true published costs of transaction processing (Interchange) will be passed along by DIGITAL as a courtesy when Digital Donations stand alone equipment (used for accepting donations without a sale) is deployed.

ATM fees

Approximate Total ATM Fees including interchange – For illustration purposes only. Cost of interchange may vary dependent on the type of card being used. The DIGITAL rate reductions are for ATM’s only.

			Approximate
			Debit Card
Donation	DIGITAL	DIGITAL	Fees	Total Cost	Percentage
Denomination	Percentage	Fees	(Interchange)	to Charity	of donation
$2.00	10%	$0.20	$0.30	$0.50	25.0%
$3.00	13.5%	$0.41	$0.30	$0.71	23.5%
$4.00	16%	$0.64	$0.30	$0.94	23.5%
$5.00	16%	$0.80	$0.30	$1.10	22.0%
$10.00	17.5%	$1.75	$0.30	$2.05	20.5%

Schedule B

POS Information

Terminal Solicitation Text:

Any of the following examples may be used; highlighted text and brackets should be deleted. Please note that the UC name and Marks may be used on Terminal screens, but only the name (and not any logo or other trademark) of a Potential UC DD Grantee may be used.

Option A:

Your donation to the Digital Donations Fund at United Charitable supports the charitable mission of [insert name of Potential UC DD Grantee].

Option B:

Donate to the Digital Donations Fund at United Charitable to support [insert name of Potential UC DD Grantee]’s charitable mission.

Option C:

Make a donation to the Digital Donations Fund at United Charitable to support the charitable mission of [insert name of Potential UC DD Grantee].

POS Customer Receipt Text:

Either of the following examples may be used; highlighted text and brackets should be deleted. Please note that the UC name and licensed marks can be used on the customer receipt, but only the name (and not any logo or other trademark) of the local charity may be used.

Option 1:

Your gift to UC

Digital Donations

Foundation aids

local charities

[insert name of Potential UC DD Grantee, maximum 18 characters]

Option 2:

Your gift to UC

DD Foundation

supports the

charitable mission

of American Heart

Schedule C

Donor FAQ

III. Merchant FAQ: To be provided to participating merchants to help address potential customer questions

Q: What is United Charitable and the Digital Donations Fund?

A: United Charitable (“UC”) is a 501(c)(3) public charity whose mission is to make philanthropy accessible to everyone by providing comprehensive management of charitable programs and donor-advised foundations on a community, national, or global level. As a charitable program of UC, the Digital Donations™ Fund supports nonprofits of all types and sizes reach their fundraising goals by linking local and national businesses with charities and foundations within their communities. For more information, visit www.unitedcharitableprograms.org.

Q: Is my donation tax deductible? If so, how much of it?

A: Yes! Your entire donation qualifies as a charitable contribution to United Charitable to support the mission and purpose of the charity you have chosen. Because UC is a public charity, your gift is tax-deductible to the extent permitted by law. Of course, any purchase you made at this location is a separate transaction and is not part of your charitable contribution.

Q: How can I find out whether United Charitable is a registered charity, permitted to solicit charitable contributions from the public?

A: UC, a Virginia nonprofit corporation and 501(c)(3) tax-exempt public charity, is registered to solicit charitable contributions in all U.S. States where it operates its charitable programs. You can verify UC’s solicitation registration by looking on your state’s Attorney General website, or by checking with the appropriate state agency in charge of regulating charities. You’ll also find UC’s audited financials, Form 990s, and other important legal information on its website, www.unitedcharitableprograms.org, under the Financial & Legal section.

Q. What is Digital Donations?

A: Digital Donations™, developed by Digital Processing Solutions, is an interactive marketing and fundraising technology that integrates with the majority of the major payment-processing platforms in the world. In order to maximize the reach of this technology we have designed our software to work with multiple devices that accept electronic payments. This includes retail point-of-sale, smart phones, online shopping carts, ATM’s, information / bill pay kiosks and property management systems that are utilized in the hospitality industry. For more information, visit www.digitaldonations.org.

Schedule D

Required Disclosures

UC State Fundraising and Solicitation Disclosure Statement

Although our financial report is always sent free to anyone requesting a copy, certain states require us to advise you that a copy of our financial report is available from them.

United Charitable Programs, Inc. (“UC”) is a Virginia nonprofit organization whose mission is to empower others to give. We achieve this mission by accepting and supporting a variety of charitable projects that may be small, new, experimental, or incubating projects that need admin and financial management. These projects may have a local, national or a global focus.

Donations are very much appreciated and are tax deductible as a charitable contribution to the fullest extent allowed by law. A copy of UC’s latest financial report may be obtained by written request to UC, 6201 Leesburg Pike, Suite 405, Falls Church, Virginia 22044, via email toinfo@unitedcp.org, or by calling 703-536-8708. If you are a resident of the following states, you may obtain information directly by contacting:

Florida: A copy of the official registration and financial information of UC may be obtained from the Division of Consumer Service by calling 1-800-435-7352, toll free within the state.

Maryland: Copies of documents and information submitted by UC are available for the cost of copies and postage from the Secretary of State, Statehouse, Annapolis, MD 21401, 1-410-974-5534.

Mississippi: The official registration and financial information of UC may be obtained from the Mississippi Secretary of State’s office by calling 1-888-236-6167.

New Jersey: Information filed with the Attorney General concerning this charitable solicitation and the percentage of contributions received by the charity during the last reporting period that were dedicated to the charitable purpose may be obtained from the Attorney General of the State of New Jersey by calling 973-504-6215 and is available on the internet by visitinghttp://www.njconsumeraffairs.gov/ocp/charities.htm. Registration with the Attorney General does not imply endorsement.

New York: New York residents may obtain a copy of UC’s annual report by writing to the Office of the Attorney General, Department of Law, Charities Bureau, 120 Broadway, New York, NY 10271.

North Carolina: Financial information about UC and a copy of its licenses are available from the State Solicitation Licensing Branch at 888-830-4989.

Pennsylvania: The official registration and financial information of UC may be obtained from the Pennsylvania Department of State by calling toll-free, within Pennsylvania, 1-800-732-0999.

Virginia: A financial statement for the most recent fiscal year is available upon request from the State Division of Consumer Affairs, P.O. Box 1163, Richmond, VA 23209; 1-804-786-1343.

Washington: You may obtain additional financial disclosure information by contacting the Secretary of State at 1-800-332-GIVE.

West Virginia: West Virginia residents may obtain a summary of the registration and financial documents from the Secretary of State, State Capital, Charleston, WV 25305.

REGISTRATION WITH A STATE AGENCY DOES NOT CONSTITUTE OR IMPLY ENDORSEMENT, APPROVAL OR RECOMMENDATION OF UNITED CHARITABLE BY THAT STATE.